Exhibit 99.1
For Immediate Release:
FELCOR RECEIVES REQUISITE CONSENTS TO AMEND INDENTURES
     IRVING, Texas, October 31, 2006 — FelCor Lodging Trust Incorporated (NYSE: FCH), one of the nation’s largest hotel real estate investment trusts (REITs), and its subsidiary FelCor Lodging Limited Partnership (FelCor LP), today announced that, as of 5:00 p.m., New York City time, on Monday, October 30, 2006, tenders and consents representing (a) approximately 91% of the $290 million aggregate principal amount of outstanding senior floating rate notes due 2011 had been received, and (b) approximately 91% of the $125 million aggregate principal amount of outstanding 7 5/8% senior notes due 2007 had been received. FelCor LP has received the requisite consents from holders of the senior floating rate notes and the 7 5/8% senior notes to amend the indentures governing the respective notes, which will eliminate substantially all of the restrictive covenants and certain events of default contained in such indentures.
     The offers will expire at 5:00 p.m., New York City time, on Tuesday, November 14, 2006, unless extended or earlier terminated.
     Copies of the documents can be obtained by contacting MacKenzie Partners, Inc., the Information Agent for the tender offer, at (212) 929-5500 (collect) and (800) 322-2885 (toll free).
     Merrill Lynch & Co. is acting as Dealer Manager and Solicitation Agent for the tender offers and consent solicitations. Questions concerning the tender offers and the consent solicitations may be directed to Merrill Lynch & Co. at (212) 449-4914 (collect) or (888) 654-8637 (toll free).
     This press release is not an offer to purchase or a solicitation of acceptance of the offer to purchase, or a solicitation of consents, which may be made only pursuant to the terms of the applicable offer to purchase and consent solicitation statement and related letter of transmittal. Those documents should be consulted for additional information regarding delivery procedures and the conditions for the tender offer.
-more-

FelCor Receives Requisite Consents to Amend Indentures
October 31, 2006

     FelCor is the nation’s largest owner of upscale, all-suite hotels. FelCor’s consolidated portfolio is comprised of 105 hotels, located in 27 states and Canada. FelCor owns 65 upper upscale, all-suite hotels, and is the largest owner of Embassy Suites Hotels® and Doubletree Guest Suites® hotels. FelCor’s hotels are flagged under global brands such as Embassy Suites Hotels, Doubletree®, Hilton®, Sheraton®, Westin® and Holiday Inn®. FelCor has a current market capitalization of approximately $3.2 billion.
     With the exception of historical information, the matters discussed in this news release include “forward looking statements” within the meaning of the federal securities laws. Forward looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those currently anticipated. Certain of these risks and uncertainties are described in our filings with the Securities and Exchange Commission. Although we believe our current expectations are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Contact:

Andrew J. Welch, Chief Financial Officer	(972) 444-4982	awelch@felcor.com
Monica L. Hildebrand, Vice President of Communications	(972) 444-4917	mhildebrand@felcor.com
Stephen A. Schafer, Vice President of Investor Relations	(972) 444-4912	sschafer@felcor.com
###